Biogen Media Contact:                Biogen Investor Contact:
Matt Fearer                        Matt Calistri
Biogen Inc.                          Biogen Inc.
Tel: (781) 464-3260                    Tel: (781) 464-2442

BIOGEN REPORTS RECORD REVENUES FOR BOTH THE FULL YEAR AND FOURTH QUARTER OF 2017, $12.3 BILLION AND $3.3 BILLION, RESPECTIVELY

2017 total revenues grew 7% or 15% excluding hemophilia revenues*

2017 GAAP EPS decreased 30%, including a $1.2 billion charge due to U.S. tax reform

2017 non-GAAP EPS grew 8%

Company added seven clinical programs to neuroscience pipeline in 2017

Company provides 2018 full year revenue guidance of $12.7 to $13.0 billion

Cambridge, Mass., January 25, 2018 -- Biogen Inc. (Nasdaq: BIIB) today reported full year and fourth quarter 2017 financial results, including:

•	Full year total revenues of $12.3 billion, a 7% increase versus the prior year or a 15% increase excluding hemophilia revenues*.

◦	Full year multiple sclerosis (MS) revenues grew 4% versus prior year to $9.1 billion, which included $159 million in royalties on our estimate of OCREVUS® sales.

▪	For the fourth quarter of 2017, MS revenues grew 5% versus prior year to $2.3 billion, which included $77 million in royalties on our estimate of OCREVUS sales.

▪
U.S. MS revenues in the fourth quarter of 2017 benefitted by approximately $40 million from increased inventory in the channel for TECFIDERA®, AVONEX®, PLEGRIDY®, and TYSABRI® compared to the third quarter of 2017.

◦	Full year global TECFIDERA revenues were $4.2 billion, an increase of 6% versus prior year.

◦	Full year global TYSABRI revenues were stable at $2.0 billion.

◦	Full year revenue growth was driven by the launch of SPINRAZA®, which contributed $884 million in global revenues.

•	Full year GAAP net income and diluted earnings per share (EPS) attributable to Biogen Inc. of $2.5 billion and $11.92, respectively.

◦
GAAP net income and EPS were negatively impacted by $1.2 billion and $5.51, respectively, due to the transition toll tax and re-measurement of our net deferred tax assets related to the U.S. corporate tax reform legislation.

◦
GAAP net income and EPS were negatively impacted by $110 million and $0.52, respectively, related to the payment to Neurimmune to reduce the royalty payments on potential commercial sales of aducanumab, Biogen’s investigational treatment for Alzheimer’s disease.

◦
GAAP net income and EPS were negatively impacted by $84 million and $0.39, respectively, related to the impairment of ZINBRYTA® related assets as a result of the Article 20 procedure of ZINBRYTA in the European Union.

•	Full year non-GAAP net income and diluted EPS attributable to Biogen Inc. of $4.6 billion and $21.81, respectively.

◦	Non-GAAP net income and EPS were negatively impacted by $61 million and $0.29, respectively, related to the impairment of ZINBRYTA related assets.

•
Full year GAAP and non-GAAP net income and diluted EPS were reduced by $73 million and $0.34, respectively, for R&D charges associated with business development transactions with Alkermes plc and Ionis Pharmaceuticals Inc. (Ionis) in the fourth quarter of 2017.

* In Q1 2017, Biogen completed the spin-off of its global hemophilia business into a new company, known as Bioverativ. The 15% increase in total revenues excludes all hemophilia revenues from 2016 through January 2017. Hemophilia revenues include ELOCTATE® and ALPROLIX® product revenues as well as royalty and contract manufacturing revenue related to Sobi.

(In millions, except per share amounts)	Q4 '17	Q3 '17	Q4 '16	Q4 '17 v. Q3 '17	Q4 '17 v. Q4 '16	FY '17	FY '16	FY '17 v. FY '16
Total revenues#	$3,307	$3,078	$2,872	7%	15%	$12,274	$11,449	7%

GAAP net income^	$(297)	$1,226	$649	(124%)	(146%)	$2,539	$3,703	(31%)
GAAP diluted EPS	$(1.40)	$5.79	$2.99	(124%)	(147%)	$11.92	$16.93	(30%)

Non-GAAP net income^	$1,116	$1,337	$1,093	(17%)	2%	$4,645	$4,423	5%
Non-GAAP diluted EPS	$5.26	$6.31	$5.04	(17%)	4%	$21.81	$20.22	8%
# Q4 2017 total revenues grew 26% versus Q4 2016 excluding hemophilia. FY 2017 total revenues grew 15% versus FY 2016 excluding hemophilia for 2016 through January 2017.
^ Net income attributable to Biogen Inc.
Note: Percent changes represented as favorable/(unfavorable)

A reconciliation of GAAP to Non-GAAP full year and quarterly financial results can be found in Table 3 at the end of this press release.

“2017 was a year of strong execution at Biogen,” said Michel Vounatsos, Biogen’s Chief Executive Officer. “With a renewed focus on our strategic priorities, we delivered record full year revenues, solid earnings, and significant progress in strengthening the foundation for our future with seven additions to our neuroscience pipeline in 2017.”

“Our core MS business demonstrated resilience in an increasingly competitive market, and SPINRAZA has had one of the most successful rare disease launches of all time, bringing new hope to patients and their families. We are also proud of our achievements in business development, with 2017 being one of the most productive years in Biogen’s history.”

“And over the next 12 to 18 months, we expect several important data readouts across both our core and emerging growth areas as we continue to advance an industry-leading neuroscience portfolio.”

Revenue Highlights

(In millions)	Q4 '17	Q3 '17	Q4 '16	Q4 '17 v. Q3 '17	Q4 '17 v. Q4 '16	FY '17	FY '16	FY '17 v. FY '16
Multiple Sclerosis:
TECFIDERA	$1,076	$1,070	$1,002	1%	7%	$4,214	$3,968	6%
Total Interferon	$645	$662	$688	(3%)	(6%)	$2,646	$2,795	(5%)
AVONEX	$520	$538	$564	(3%)	(8%)	$2,152	$2,314	(7%)
PLEGRIDY	$125	$124	$125	0%	0%	$494	$482	3%
TYSABRI	$463	$469	$474	(1%)	(2%)	$1,973	$1,964	0%
FAMPYRATM	$24	$24	$22	0%	10%	$92	$85	8%
ZINBRYTA	$12	$14	$6	(18%)	98%	$53	$8	NMF

Spinal Muscular Atrophy
SPINRAZA	$363	$271	$5	34%	NMF	$884	$5	NMF

Hemophilia*:
ELOCTATE	$—	$—	$149	NMF	(100%)	$48	$513	(91%)
ALPROLIX	$—	$—	$93	NMF	(100%)	$26	$334	(92%)

Other Product Revenues:
Biosimilars	$122	$101	$53	21%	130%	$380	$101	277%
FUMADERMTM	$9	$11	$11	(17%)	(22%)	$40	$46	(14%)

Total Product Revenues:	$2,712	$2,623	$2,503	3%	8%	$10,355	$9,818	5%

OCREVUS Royalties	$77	$65	$—	19%	NMF	$159	$—	NMF
RITUXAN®/GAZYVA® Revenues	$338	$342	$318	(1%)	6%	$1,400	$1,315	6%
Other Revenues	$180	$49	$51	267%	252%	$360	$316	14%

Total Revenues#	$3,307	$3,078	$2,872	7%	15%	$12,274	$11,449	7%

MS Product Revenues + OCREVUS Royalties	$2,296	$2,304	$2,192	(0%)	5%	$9,137	$8,820	4%
Note: Numbers may not foot due to rounding; percent changes represented as favorable/(unfavorable)

•
In the fourth quarter of 2017 SPINRAZA revenues comprised $218 million in sales in the U.S. and $144 million in sales outside the U.S. Inventory levels for SPINRAZA in the U.S. were relatively flat versus the third quarter of 2017. Outside the U.S., SPINRAZA revenues were primarily from Germany, Turkey, and Japan.

•	In the fourth quarter of 2017 other revenues were $180 million, benefitting from increased contract manufacturing.

Expense Highlights

(In millions)	Q4 '17	Q3 '17	Q4 '16	Q4 '17 v. Q3 '17	Q4 '17 v. Q4 '16	FY '17	FY '16	FY '17 v. FY '16
GAAP cost of sales	$509	$370	$378	(38%)	(35%)	$1,630	$1,479	(10%)
Non-GAAP cost of sales	$509	$370	$363	(38%)	(40%)	$1,630	$1,426	(14%)

GAAP R&D	$588	$446	$534	(32%)	(10%)	$2,254	$1,973	(14%)
Non-GAAP R&D	$588	$446	$531	(32%)	(11%)	$2,251	$1,970	(14%)

GAAP SG&A	$572	$434	$496	(32%)	(16%)	$1,936	$1,948	1%
Non-GAAP SG&A	$554	$434	$484	(28%)	(15%)	$1,901	$1,930	2%
Note: Percent changes represented as favorable & (unfavorable)

•	Cost of sales in the fourth quarter of 2017 increased versus the third quarter of 2017 primarily due to the increase in contract manufacturing and the impairment of ZINBRYTA related assets.

•
R&D expense in the fourth quarter of 2017 included $78 million related to the exclusive global license and collaboration agreement with Alkermes plc to develop and commercialize BIIB098, a monomethyl fumarate (MMF) small drug molecule.

•
R&D expense in the fourth quarter of 2017 included a $25 million milestone to Ionis related to a new collaboration agreement to identify new antisense oligonucleotide (ASO) drug candidates for the treatment of spinal muscular atrophy (SMA).

•
R&D expense in the fourth quarter of 2016 included a $50 million milestone to Eisai Co. Ltd. following the initiation of Phase 3 trials for elenbecestat (E2609), a beta secretase cleaving enzyme (BACE) inhibitor in development for Alzheimer’s disease.

•
SG&A expense in the fourth quarter of 2017 increased versus the prior quarter primarily due to timing of spend as well as certain investments across sales and marketing, worldwide medical, and general and administrative expense.

Other Financial Highlights

•
For 2017 the Company’s effective full year GAAP tax rate was 48%, and the Company’s effective full year non-GAAP tax rate was 25%. For the fourth quarter of 2017 the Company’s effective GAAP tax rate was 112%, and the Company’s effective non-GAAP tax rate was 29%.

◦	In the fourth quarter of 2017 Biogen booked a GAAP tax charge of $1.2 billion related to the U.S. corporate tax reform legislation.

◦	In the fourth quarter of 2017 Biogen booked a GAAP and non-GAAP tax charge of $42 million and $50 million, respectively, related to the impairment of ZINBRYTA related tax assets.

•	Throughout 2017 Biogen repurchased approximately 4.9 million shares of the Company’s common stock for a total value of $1.4 billion.

•	In the fourth quarter of 2017 Biogen repaid its Senior Notes due March 1, 2018 for $558 million.

•
As of December 31, 2017, Biogen had cash, cash equivalents, and marketable securities totaling approximately $6.7 billion, and approximately $5.9 billion in notes payable and other financing arrangements.

•	For 2017 the Company’s full year weighted average diluted shares were 213 million. For the fourth quarter of 2017 the Company’s weighted average diluted shares were 212 million.

2018 Financial Guidance
Biogen also announced its full year 2018 financial guidance. This guidance consists of the following components:

•	Revenue is expected to be approximately $12.7 billion to $13.0 billion.

•	GAAP and non-GAAP R&D expense is expected to be approximately 16% to 17% of total revenue.

◦	This guidance does not include any impact from potential acquisitions or large business development transactions, as both are hard to predict.

•	GAAP and non-GAAP SG&A expense is expected to be approximately 15% to 16% of total revenue.

•	GAAP tax rate is expected to be approximately 23.5% to 24.5%; non-GAAP tax rate is expected to be approximately 22.5% to 23.5%.

•	GAAP diluted EPS is expected to be between $22.20 and $23.20.

•	Non-GAAP diluted EPS is expected to be between $24.20 and $25.20.

Biogen may incur charges, realize gains, or experience other events in 2018 that could cause actual results to vary from this guidance.

Recent Events

•
In 2017, Biogen added seven clinical programs to its neuroscience pipeline including BIIB098 (MMF prodrug) for MS, BIIB092 (anti-tau antibody) for both Alzheimer’s disease and progressive supranuclear palsy, BIIB076 (anti-tau antibody) for Alzheimer’s disease, BIIB080 (tau antisense oligonucleotide) for Alzheimer’s disease, BIIB093 (IV glibenclamide) for large hemispheric infarction, and natalizumab for drug-resistant focal epilepsy.

•
In January 2018, Biogen acquired the exclusive worldwide rights to develop and commercialize Karyopharm Therapeutics Inc.’s Phase 1 ready investigational oral compound KPT-350 for the treatment of certain neurological and neurodegenerative conditions, primarily amyotrophic lateral sclerosis (ALS). KPT-350 is a novel therapeutic candidate that works by inhibiting XPO1, with the goal of reducing inflammation and neurotoxicity, along with increasing neuroprotective responses. Biogen will pay Karyopharm a one-time upfront payment of $10 million and up to an additional $207 million in milestones, plus tiered royalty payments on potential sales of KPT-350.

•	In January 2018, Biogen dosed the first patient in the Phase 2 SPARK study of BIIB054 (anti-alpha-synuclein antibody) in Parkinson’s disease.

•
In January 2018, Biogen joined Regeneron Pharmaceuticals, Inc., Pfizer Inc., AbbVie Inc., AstraZeneca PLC, and Alnylam Pharmaceuticals, Inc. in a collaboration to collect genetic information on 500,000 people in the UK Biobank database, a project that could help accelerate new drug discovery and improve approval success rates. Biogen has committed $10 million toward this effort.

•
In January 2018, the European Medicines Agency’s Article 20 Procedure of ZINBRYTA was concluded as the European Commission adopted restrictions to minimize the risk of serious liver injury with ZINBRYTA, including restriction of its use to adult patients with relapsing forms of MS who have had an inadequate response to at least two disease modifying therapies (DMTs) and for whom treatment with any other DMT is contraindicated or otherwise unsuitable.

•
In December 2017, Biogen and Eisai Co., Ltd. announced that an Independent Data Monitoring Committee determined that BAN2401, an anti-amyloid beta protofibril antibody, did not meet the criteria for success based on a Bayesian analysis at 12 months as the primary endpoint in an 856-patient Phase II clinical study (Study 201) for early Alzheimer’s disease. Following the predefined study protocol, the blinded study will continue and a comprehensive final analysis will be conducted at 18 months seeking to demonstrate clinically significant results. The results of the final analysis are expected to be obtained during the second half of 2018.

•
In December 2017, Biogen and Ionis entered into a new collaboration agreement to identify new ASO drug candidates for the treatment of SMA. Biogen will have the option to license therapies arising out of this collaboration and will be responsible for their development and commercialization.

•
In November 2017, Biogen and Alkermes plc entered into a global license and collaboration agreement to develop and commercialize BIIB098, an oral MMF small drug molecule in Phase 3 development for the treatment of relapsing forms of MS.

•
In November 2017, Biogen presented new data from the long-term extension of its ongoing Phase 1b study of aducanumab at the Clinical Trials on Alzheimer’s Disease (CTAD) meeting in Boston, MA. This data includes results from patients in the Phase 1b study who were treated with a gradually increased dose of aducanumab for up to 24 months and those who were treated with a fixed dose of 3, 6, or 10 mg/kg aducanumab for up to 36 months. The results are consistent with previously reported analyses from the Phase 1b study and support the design of the ongoing Phase 3 studies of aducanumab for early Alzheimer’s disease.

•	In November 2017, the end of study results from ENDEAR, the Phase 3 study of SPINRAZA for the treatment of SMA, were published in The New England Journal of Medicine.

•
In October 2017, Biogen and Ionis were awarded the prestigious 2017 Prix Galien USA Award for Best Biotechnology Product for SPINRAZA. The Prix Galien USA Award recognizes extraordinary achievement in scientific innovation that improves the state of human health.

Management Updates

•
In December 2017, Jeffrey D. Capello joined Biogen as Executive Vice President and Chief Financial Officer. Mr. Capello brings 26 years of experience in finance. Most recently he was Executive Vice President and Chief Financial Officer of Beacon Health Options Inc. His previous experience includes founding and running his own company, Monomy Advisors, and serving as Chief Financial Officer of Ortho Clinical Diagnostics, Boston Scientific Corporation, and Perkin Elmer. Earlier in his career he was also a partner in the Boston and Amsterdam offices of PwC.

•
In December 2017, Mark Hernon joined Biogen as Senior Vice President, Chief Information Officer. Mr. Hernon brings more than 30 years of experience in IT and strategic leadership. Most recently he was the Global Head of R&D Site Strategy and Operations at Takeda Pharmaceuticals,

where he led the global transformation of Takeda’s R&D footprint. His previous experience with Takeda Pharmaceuticals also included roles as the Regional Chief Information Officer for the Americas, Global Head of R&D, QA and HR Systems, and Vice President of Operations for the Cambridge, MA site.

•
In November 2017, Chirfi Guindo joined Biogen as Executive Vice President and Head of Global Marketing, Market Access, and Customer Innovation. Mr. Guindo brings 27 years of experience in the global pharmaceutical industry and has held several leadership positions at Merck in Canada, the U.S., France, Africa, and the Netherlands. Most recently Mr. Guindo was President & Managing Director of Merck Canada.

Conference Call and Webcast
The Company’s earnings conference call for the fourth quarter will be broadcast via the internet at 8:00 a.m. ET on January 25, 2018, and will be accessible through the Investors section of Biogen’s website, www.biogen.com. Supplemental information in the form of a slide presentation is also accessible at the same location on the internet and will be subsequently available on the website for at least one month.

Note about Future Earnings Releases and Calls
Starting with the first quarter 2018 earnings release, Biogen intends to cease publishing press releases relating to future earnings calls, earnings releases, and investor events via newswire services. The Company will post these materials on the Investors section of Biogen’s website, www.biogen.com, and issue a statement on Twitter (@biogen) when they become available.

About Biogen
At Biogen, our mission is clear: we are pioneers in neuroscience. Biogen discovers, develops, and delivers worldwide innovative therapies for people living with serious neurological and neurodegenerative diseases. Founded in 1978 as one of the world’s first global biotechnology companies by Charles Weissman, Heinz Schaller, Kenneth Murray, and Nobel Prize winners Walter Gilbert and Phillip Sharp, today Biogen has the leading portfolio of medicines to treat multiple sclerosis; has introduced the first and only approved treatment for spinal muscular atrophy; and is focused on advancing neuroscience research programs in Alzheimer’s disease and dementia, MS and neuroimmunology, movement disorders, neuromuscular disorders, pain, ophthalmology, neuropsychiatry, and acute neurology. Biogen also manufactures and commercializes biosimilars of advanced biologics.

We routinely post information that may be important to investors on our website at
www.biogen.com. Follow us on social media - Twitter, LinkedIn, Facebook, YouTube.

Safe Harbor
This press release contains forward-looking statements, including statements relating to: our strategy and plans; potential of our commercial business and pipeline programs; capital allocation and investment strategy; clinical trials and data readouts and presentations; regulatory filings and the timing thereof; anticipated benefits and potential of investments, collaborations, and business development activities; and our 2018 financial guidance. These forward-looking statements may be accompanied by such words as “aim,” “anticipate,” “believe,” “could,” “estimate,” “expect,” “forecast,” “intend,” “may,” “plan,” “potential,” “possible,” “will,” and other words and terms of similar meaning. You should not place undue reliance on these statements.

These statements involve risks and uncertainties that could cause actual results to differ materially from those reflected in such statements, including: our dependence on sales from our principal products; failure to compete effectively due to significant product competition in the markets for our products; difficulties in obtaining and maintaining adequate coverage, pricing, and reimbursement for our products; the occurrence of adverse safety events, restrictions on use with our products, or product liability claims; failure to protect and enforce our data, intellectual property, and other proprietary rights and the risks and uncertainties relating to intellectual property claims and challenges; uncertainty of long-term success in developing, licensing, or acquiring other product candidates or additional indications for existing products; the risk that positive results in a clinical trial may not be replicated in subsequent or confirmatory trials or success in early stage clinical trials may not be predictive of results in later stage or large scale clinical trials or trials in other potential indications; risks associated with clinical trials, including our ability to adequately manage clinical activities, unexpected concerns that may arise from additional data or analysis obtained during clinical trials, regulatory authorities may require additional information or further studies, or may fail to approve or may delay approval of our drug candidates; risks associated with current and potential future healthcare reforms; problems with our manufacturing processes; risks relating to technology failures or breaches; our dependence on collaborators and other third parties for the development, regulatory approval, and commercialization of products and other aspects of our business, which are outside of our control; failure to successfully execute on our growth initiatives; risks relating to management and key personnel changes, including attracting and retaining key personnel; risks relating to investment in and expansion of manufacturing capacity for future clinical and commercial requirements; failure to comply with legal and regulatory requirements; fluctuations in our effective tax rate; the risks of doing business internationally, including currency exchange rate fluctuations; risks related to commercialization of biosimilars; risks related to investment in properties; the market, interest, and credit risks associated with our portfolio of marketable securities; risks relating to stock repurchase programs; risks relating to access to capital and credit markets; risks related to indebtedness; environmental risks; risks relating to the sale and distribution by third parties of counterfeit versions of our products; risks relating to the use of social media for our business; change in control provisions in certain of our collaboration agreements; risks relating to the spin-off of our hemophilia business, including risks of operational difficulties, exposure to claims and liabilities, and the ability to achieve some or all of the anticipated benefits; and the other risks and uncertainties that are described in the Risk Factors section of our most recent annual or quarterly report and in other reports we have filed with the Securities and Exchange Commission.

These statements are based on our current beliefs and expectations and speak only as of the date of this press release. We do not undertake any obligation to publicly update any forward-looking statements.

###

TABLE 1

BIOGEN INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENT OF INCOME
(unaudited, in millions, except per share amounts)

	For the Three Months Ended December 31,		For the Twelve Months Ended December 31,
	2017	2016	2017	2016
Revenues:
Product, net	$2,712.4	$2,502.9	$10,354.7	$9,817.9
Revenues from anti-CD20 therapeutic programs	415.0	318.2	1,559.2	1,314.5
Other	179.6	50.9	360.0	316.4
Total revenues	3,307.0	2,872.0	12,273.9	11,448.8
Cost and expenses:
Cost of sales, excluding amortization of acquired intangible assets	509.2	378.5	1,630.0	1,478.7
Research and development	587.6	533.9	2,253.6	1,973.3
Selling, general and administrative	572.4	495.5	1,935.5	1,947.9
Amortization of acquired intangible assets	139.8	104.2	814.7	385.6
Acquired in-process research and development	—	—	120.0	—
Collaboration profit (loss) sharing	29.8	11.1	112.3	10.2
Loss (gain) on fair value remeasurement of contingent consideration	1.5	(4.0)	62.7	14.8
Restructuring charges	0.9	11.8	0.9	33.1
TECFIDERA litigation settlement charge	—	454.8	—	454.8
Total cost and expenses	1,841.2	1,985.8	6,929.7	6,298.4
Income from operations	1,465.8	886.2	5,344.2	5,150.4
Other income (expense), net	(66.0)	(48.0)	(215.4)	(217.4)
Income before income tax expense and equity in loss of investee, net of tax	1,399.8	838.2	5,128.8	4,933.0
Income tax expense	1,566.1	190.3	2,458.7	1,237.3
Equity in loss of investee, net of tax	—	—	—	—
Net income	(166.3)	647.9	2,670.1	3,695.7
Net income (loss) attributable to noncontrolling interests, net of tax	131.1	(1.3)	131.0	(7.1)
Net income attributable to Biogen Inc.	$(297.4)	$649.2	$2,539.1	$3,702.8

Net income per share:
Basic earnings per share attributable to Biogen Inc.	$(1.41)	$3.00	$11.94	$16.96
Diluted earnings per share attributable to Biogen Inc.	$(1.40)	$2.99	$11.92	$16.93

Weighted-average shares used in calculating:
Basic earnings per share attributable to Biogen Inc.	211.5	216.6	212.6	218.4
Diluted earnings per share attributable to Biogen Inc.	212.0	217.0	213.0	218.8

TABLE 2

BIOGEN INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(unaudited, in millions)

	As of December 31, 2017	As of December 31, 2016
ASSETS
Cash, cash equivalents and marketable securities	$3,689.0	$4,895.1
Accounts receivable, net	1,787.0	1,441.6
Inventory	902.7	1,001.6
Other current assets	1,494.6	1,393.9
Total current assets	7,873.3	8,732.2
Marketable securities	3,057.3	2,829.4
Property, plant and equipment, net	3,182.4	2,501.8
Intangible assets, net	3,879.6	3,808.3
Goodwill	4,632.5	3,669.3
Investments and other assets	1,027.5	1,335.8
TOTAL ASSETS	$23,652.6	$22,876.8

LIABILITIES AND EQUITY
Current liabilities	$3,368.2	$3,419.9
Notes payable and other financing arrangements	5,935.0	6,512.7
Other long-term liabilities	1,751.3	815.6
Equity	12,598.1	12,128.6
TOTAL LIABILITIES AND EQUITY	$23,652.6	$22,876.8

TABLE 3

BIOGEN INC. AND SUBSIDIARIES
GAAP TO NON-GAAP RECONCILIATION:
NET INCOME ATTRIBUTABLE TO BIOGEN INC. AND DILUTED EARNINGS PER SHARE
(unaudited, in millions, except per share amounts)

An itemized reconciliation between diluted earnings per share on a GAAP and Non-GAAP basis is as follows:

	For the Three Months Ended
	December 31, 2017	September 30, 2017	December 31, 2016
GAAP earnings per share - Diluted	$(1.40)	$5.79	$2.99
Adjustments to GAAP net income attributable to Biogen Inc. (as detailed below)	6.66	0.52	2.05
Non-GAAP earnings per share - Diluted	$5.26	$6.31	$5.04

	For the Twelve Months Ended
	December 31, 2017	December 31, 2016
GAAP earnings per share - Diluted	$11.92	$16.93
Adjustments to GAAP net income attributable to Biogen Inc. (as detailed below)	9.89	3.29
Non-GAAP earnings per share - Diluted	$21.81	$20.22

An itemized reconciliation between net income attributable to Biogen Inc. on a GAAP and Non-GAAP basis is as follows:

	For the Three Months Ended
	December 31, 2017	September 30, 2017	December 31, 2016
GAAP net income attributable to Biogen Inc.	$(297.4)	$1,226.1	$649.2
Adjustments:
Amortization of acquired intangible assetsA, B	139.8	108.9	101.6
TECFIDERA litigation settlement chargeA	—	—	454.8
Loss (gain) on fair value remeasurement of contingent consideration	1.5	30.0	(4.0)
Net distribution to noncontrolling interestsC	109.7	—	—
Gain on deconsolidation of variable interest entities	—	—	(4.4)
Hemophilia business separation costs	—	—	12.6
Restructuring, business transformation and other cost saving initiatives:
2017 corporate strategy implementationD	18.5	—	—
Restructuring chargesD	0.9	—	11.8
Cambridge manufacturing facility rationalization costsE	—	—	17.8
Income tax effect related to reconciling items	(30.5)	(27.7)	(146.2)
Tax reformF	1,173.6	—	—
Non-GAAP net income attributable to Biogen Inc.	$1,116.1	$1,337.3	$1,093.2

	For the Twelve Months Ended
	December 31, 2017	December 31, 2016
GAAP net income attributable to Biogen Inc.	$2,539.1	$3,702.8
Adjustments:
Amortization of acquired intangible assetsA, B	814.7	373.6
TECFIDERA litigation settlement chargeA	—	454.8
Acquired in-process research and development	120.0	—
Loss (gain) on fair value remeasurement of contingent consideration	62.7	14.8
Net distribution to noncontrolling interestsC	109.7	—
Gain on deconsolidation of variable interest entities	—	(4.4)
Hemophilia business separation costs	19.2	18.1
Restructuring, business transformation and other cost saving initiatives:
2017 corporate strategy implementationD	18.5	—
Restructuring chargesD	0.9	33.1
Cambridge manufacturing facility rationalization costsE	—	54.8
Income tax effect related to reconciling items	(213.0)	(224.9)
Tax reformF	1,173.6	—
Non-GAAP net income attributable to Biogen Inc.	$4,645.4	$4,422.7
2018 Full Year Guidance: GAAP to Non-GAAP Reconciliation

An itemized reconciliation between projected net income attributable to Biogen Inc. and diluted earnings per share on a GAAP and Non-GAAP basis is as follows:

	$	Shares	Diluted EPS
GAAP net income attributable to Biogen Inc.	$4,812	212	$22.70
Adjustments:
Amortization of acquired intangible assetsA	430
(Gain) loss on fair value remeasurement of contingent consideration	20
Restructuring, business transformation and other cost saving initiatives:
2017 corporate strategyD	20
Restructuring chargesD	20
Income tax effect related to reconciling items	(65)
Non-GAAP net income attributable to Biogen Inc.	$5,237	212	$24.70

A Amortization of acquired intangible assets for the three and twelve months ended December 31, 2017, includes $30.8 million and $444.2 million, respectively, of impairment and amortization charges related to the intangible asset associated with our U.S. and rest of world licenses to Forward Pharma’s intellectual property, including Forward Pharma's intellectual property related to TECFIDERA. As we prevailed in the U.S. proceeding in March 2017, we evaluated the recoverability of the U.S. asset acquired from Forward Pharma and recorded an impairment charge to adjust the carrying value of the acquired U.S. asset to fair value. We continue to amortize the remaining net book value of the U.S. and rest of world licenses in our consolidated statements of income utilizing an economic consumption model.
Upon effectiveness of our settlement and license agreement with Forward Pharma, we agreed to pay Forward Pharma $1.25 billion in cash. TECFIDERA litigation settlement charge for the three and twelve months ended December 31, 2016, represents the portion of the $1.25 billion cash payment made in the first quarter of 2017 attributable to our sales of TECFIDERA during the period April 2014 through December 31, 2016.
B Amortization of acquired intangible assets for the three and twelve months ended December 31, 2017, includes a $31.2 million pre-tax impairment charge related to our acquired and in-licensed rights and patents intangible asset due to the European Medicines Agency Article 20 Procedure of ZINBRYTA.
C Net distribution to noncontrolling interests for the three and twelve months ended December 31, 2017, reflects the after-tax $150.0 million upfront payment made to Neurimmune in exchange for a 15% reduction in royalty rates payable on potential commercial sales of aducanumab. This upfront payment is in relation to the amendment of terms of our collaboration agreement with Neurimmune.
D 2017 corporate strategy and restructuring charges for the three and twelve months ended December 31, 2017 are related to our efforts to create a leaner and simpler operating model. We expect to make non-recurring operating and capital expenditures, primarily in 2018, and our goal is to redirect resources of up to $400.0 million annually by 2020 to prioritized research and development and other value creation opportunities.
Restructuring charges for the twelve months ended December 31, 2016, include $8.0 million of costs incurred in connection with our 2015 corporate restructuring. Restructuring charges for the three and twelve months ended December 31, 2016, include charges of $4.4 million and

$17.7 million, respectively, incurred in connection with our 2016 restructuring resulting from our decision to spin-off our hemophilia business. Restructuring charges for the three and twelve months ended December 31, 2016, also include severance charges of $7.4 million related to employee separation costs as a result of our decision to vacate and cease manufacturing in Cambridge, MA and vacate our warehouse in Somerville, MA.
E Cambridge manufacturing facility rationalization costs for the three and twelve months ended December 31, 2016, reflects $14.0 million and $45.5 million, respectively, of additional depreciation expense included in cost of sales, excluding amortization of acquired intangible assets in our condensed consolidated statements of income. Cambridge manufacturing facility rationalization costs for the three and twelve months ended December 31, 2016, also includes charges of $1.4 million and $6.9 million, respectively, for the write-down of excess inventory.
F On December 22, 2017, the Tax Cuts and Jobs Act of 2017 (the 2017 Tax Act) was signed into law and has resulted in significant changes to the U.S. corporate income tax system. The 2017 Tax Act includes a federal corporate rate reduction from 35% to 21%, the elimination or reduction of certain domestic deductions and credits, the transition of U.S. international taxation from a worldwide tax system towards a territorial tax system, limitations on the deductibility of interest expense and executive compensation and base-erosion prevention measures on future non-U.S. earnings of U.S. entities, which has the effect of subjecting certain of our earnings of foreign subsidiaries to U.S. taxation. These changes are effective beginning in 2018.
The 2017 Tax Act also includes a one-time mandatory deemed repatriation tax on accumulated foreign subsidiaries' previously untaxed foreign earnings (the Transition Toll Tax).
Changes in tax rates and tax laws are accounted for in the period of enactment. Therefore, during the year ended December 31, 2017, we recorded a charge totaling $1,173.6 million related to our current estimate of the provisions of the 2017 Tax Act, including a $989.6 million expense under the Transition Toll Tax. The Transition Toll Tax must be paid over an eight-year period, starting in 2018, and will not accrue interest.

Use of Non-GAAP Financial Measures
We supplement our consolidated financial statements presented on a GAAP basis by providing additional measures which may be considered “Non-GAAP” financial measures under applicable SEC rules. We believe that the disclosure of these Non-GAAP financial measures provides additional insight into the ongoing economics of our business and reflects how we manage our business internally, set operational goals and forms the basis of our management incentive programs. These Non-GAAP financial measures are not in accordance with generally accepted accounting principles in the United States and should not be viewed in isolation or as a substitute for reported, or GAAP, net income attributable to Biogen Inc. and diluted earnings per share.
Our “Non-GAAP net income attributable to Biogen Inc.” and “Non-GAAP earnings per share - Diluted” financial measures exclude the following items from "GAAP net income attributable to Biogen Inc." and "GAAP earnings per share - Diluted":
1. Purchase accounting and merger-related adjustments
We exclude certain purchase accounting related items associated with the acquisition of businesses, assets and amounts in relation to the consolidation or deconsolidation of variable interest entities for which we are the primary beneficiary. These adjustments include, but are not limited to, charges for in-process research and development, the amortization of certain acquired intangible assets, and charges or credits from the fair value remeasurement of our contingent consideration obligations.
2. Hemophilia business separation costs
We have excluded costs that are directly associated with the set up and spin-off of our hemophilia business into an independent, publicly-traded company on February 1, 2017. These costs represent incremental third party costs attributable solely to hemophilia separation and set up activities.
3. Restructuring, business transformation and other cost saving initiatives
We exclude costs associated with the company’s execution of certain strategies and initiatives to streamline operations, achieve targeted cost reductions, rationalize manufacturing facilities or refocus R&D activities. These costs may include employee separation costs, retention bonuses, facility closing and exit costs, asset impairment charges or additional depreciation when the expected useful life of certain assets have been shortened due to changes in anticipated usage, and other costs or credits that management believes do not have a direct correlation to our on-going or future business operations.
4. Other items
We evaluate other items of income and expense on an individual basis, and consider both the quantitative and qualitative aspects of the item, including (i) its size and nature, (ii) whether or not it relates to our ongoing business operations, and (iii) whether or not we expect it to occur as part of our normal business on a regular basis. We also include an adjustment to reflect the related tax effect of all reconciling items within our reconciliation of our GAAP to Non-GAAP net income attributable to Biogen Inc. and diluted earnings per share.

TABLE 4

BIOGEN INC. AND SUBSIDIARIES
PRODUCT REVENUES
(unaudited, in millions)

	For the Three Months Ended
	December 31, 2017			September 30, 2017			December 31, 2016
	United States	Rest of World	Total	United States	Rest of World	Total	United States	Rest of World	Total
Multiple Sclerosis (MS):
TECFIDERA	$831.6	$244.0	$1,075.6	$836.3	$233.3	$1,069.6	$799.7	$202.3	$1,002.0
Interferon*	449.3	195.6	644.9	473.3	188.7	662.0	488.1	200.1	688.2
TYSABRI	252.1	210.6	462.7	266.8	202.6	469.4	288.7	185.2	473.9
FAMPYRA	—	24.2	24.2	—	24.3	24.3	—	22.0	22.0
ZINBRYTA	—	11.7	11.7	—	14.2	14.2	—	5.9	5.9
Spinal Muscular Atrophy:
SPINRAZA	218.2	144.3	362.5	197.6	73.3	270.9	4.6	—	4.6
Hemophilia:
ELOCTATE	—	—	—	—	—	—	126.2	22.8	149.0
ALPROLIX	—	—	—	—	—	—	73.7	19.5	93.2
Other Product Revenues:
FUMADERM	—	8.9	8.9	—	10.7	10.7	—	11.4	11.4
BENEPALI	—	117.6	117.6	—	99.2	99.2	—	52.7	52.7
FLIXABI	—	4.3	4.3	—	2.2	2.2	—	—	—
Total product revenues	$1,751.2	$961.2	$2,712.4	$1,774.0	$848.5	$2,622.5	$1,781.0	$721.9	$2,502.9

	For the Twelve Months Ended
	December 31, 2017			December 31, 2016
	United States	Rest of World	Total	United States	Rest of World	Total
Multiple Sclerosis (MS):
TECFIDERA	$3,294.0	$920.0	$4,214.0	$3,169.4	$798.7	$3,968.1
Interferon*	1,889.1	756.7	2,645.8	1,980.3	814.9	2,795.2
TYSABRI	1,113.8	859.3	1,973.1	1,182.9	780.9	1,963.8
FAMPYRA	—	91.6	91.6	—	84.9	84.9
ZINBRYTA	—	52.7	52.7	—	7.8	7.8
Spinal Muscular Atrophy:
SPINRAZA	657.0	226.7	883.7	4.6	—	4.6
Hemophilia:
ELOCTATE	42.2	6.2	48.4	445.2	68.0	513.2
ALPROLIX	21.0	5.0	26.0	268.0	65.7	333.7
Other Product Revenues:
FUMADERM	—	39.6	39.6	—	45.9	45.9
BENEPALI	—	370.8	370.8	—	100.6	100.6
FLIXABI	—	9.0	9.0	—	0.1	0.1
Total product revenues	$7,017.1	$3,337.6	$10,354.7	$7,050.4	$2,767.5	$9,817.9
*Interferon includes AVONEX and PLEGRIDY